Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is of the type that the Company treats as private or confidential.
Triple asterisks denote omissions.

Supply & Quality Agreement

This Master Supply & Quality Agreement (the “Agreement”), dated as of the date last signed below (the "Effective Date"), is entered into by and between Kluge Design, LLC, a Minnesota limited liability company having its principal place of business at 14150 Northdale Boulevard, Rogers, MN 55374 ("KDI"), and Nuwellis, Inc., a Delaware corporation having its principal place of business at 12988 Valley View Road, Eden Prairie, MN 55344  ("Nuwellis", and together with KDI, the "Parties", and each, a "Party").

WHEREAS, Nuwellis is the product owner of the Aquadex Blood Circuit, Catheter and Console;

WHEREAS, KDI is a contract manufacturer of medical device products and service provider; and

WHEREAS, Nuwellis seeks to appoint a contract manufacturer to manufacture the Aquadex product line and perform related calibration and repair services, and KDI desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.         Definitions. Capitalized terms have the meanings set forth or referred to in this Section 1.

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory, or other, whether at law, in equity or otherwise.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

"Business Day" means any day except Saturday, Sunday, or any other state or federal holiday on which commercial banks located in Minneapolis, Minnesota are closed for business.

"Control" (and with correlative meanings, the terms "Controlled by" and "under common Control with") means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership or voting securities, by contract, or otherwise.

“Consoles” means the Aquadex SmartFlow Console.

“Console Services” means calibration and repair services for the Consoles that are in use in the field, regardless of whether the Consoles were manufactured by KDI or Nuwellis.

“Consumable Goods” means the Aquadex Blood Circuit and the Aquadex dELC Catheter (including new short dELC model).

“Delivery Location” means (a) for the Consumable Goods, the address of the sterilization vendor for performance of sterilization services and (b) for the Consoles, Nuwellis.

“Designated Assets” means the equipment and inventory of raw materials necessary to manufacture the Goods and perform the Console Services that are owned by Nuwellis as of the Effective Date of this Agreement.

“Goods” means the Consoles and the Consumable Goods.

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, award, or determination entered by or with any Governmental Authority.

"Intellectual Property Rights" means all industrial and other intellectual property rights comprising or relating to patents, trademarks, domain names, works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, application programming interfaces, architecture, files, records, schematics, data, data files, and databases and other specifications and documentation; trade secrets; mask works and the like; and all industrial and other intellectual property rights, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the Laws of any jurisdiction throughout the world.

“KDI Facility” means the facility at 14150 Northdale Boulevard, Rogers, MN 55374.

"Law" means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Governmental Order, or other requirement or rule of law of any Governmental Authority.

"Nonconforming Goods" means any goods received by Nuwellis from KDI that: (a) do not conform to the product identifier(s) listed in the applicable Purchase Order; (b) do not fully conform to the Specifications; (c) on visual inspection, Nuwellis reasonably determines are otherwise Defective; or (d) exceed the quantity of Goods ordered by Nuwellis pursuant to this Agreement or any Purchase Order. Where the context requires, Nonconforming Goods are deemed to be Goods for purposes of this Agreement.

"Permits" means permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained or required to be obtained, from any Governmental Authority.  For purposes of this Agreement, Permits include ISO certifications.

"Person" means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, Governmental Authority, or any other entity.

"Personnel" of a Party means any agents, employees, contractors, or subcontractors engaged or appointed by such Party.

"Purchase Order" means Nuwellis's purchase order issued to KDI hereunder, which may, among other things, specify items such as (a) the Goods to be purchased; (b) the quantity of each of the Goods ordered; (c) the Delivery Date; (d) the unit Price for each of the Goods to be purchased; (e) the billing address; and (f) the Delivery Location; in each case, including all terms and conditions attached to, or incorporated into, such purchase order, and any Release issued by Nuwellis to KDI under the Purchase Order. For the avoidance of doubt, any references to Purchase Orders hereunder also include any applicable Release.

“Release” means a single physical shipment of Goods under the Purchase Order.  Multiple Releases, in the aggregate, shall equal the total Purchase Order quantity.

"Representatives" means a Party's Affiliates and each of their respective Personnel, officers, directors, partners, shareholders, attorneys, third-party advisors, successors, and permitted assigns

"Specifications" means the specifications for the Goods and Console Services as provided in writing by Nuwellis to KDI.

"Taxes" means any and all present and future sales, income, stamp, and other taxes, levies, imposts, duties, deductions, charges, fees or withholdings imposed, levied, withheld, or assessed by any Governmental Authority, together with any interest or penalties imposed thereon.

2.         Initial Activities; Cooperation

2.1         The Parties shall work together to perform the start-up activities according to Exhibit A. The actual cost incurred for such activities (“Start Up Costs”) shall be [***] and borne 50% by KDI and 50% by Nuwellis:

2.2         Estimated milestones for the start-up activities of Section 2.1 are provided at Exhibit A.
         A.
2.3         Nuwellis shall transfer up to [***] direct labor employees to KDI and select quality and manufacturing support personnel, all in KDI’s sole discretion (“Transferred Employees”). Nuwellis will determine in its sole discretion whether to offer continued employment to personnel other than the Transferred Employees. Both parties to collaborate on the transfer date, but it’s assumed to be closely aligned with the physical move of the majority of equipment and materials to KDI.

2.4         The Parties undertake to reasonably cooperate throughout the Term in order to facilitate the manufacture of the Goods and the Console Services in an efficient manner, including, but not limited to, the initial set up activities within this Section 2.

(a)       Upon reasonable notice from KDI, Nuwellis shall allow KDI employees reasonable access to Nuwellis’s manufacturing facility for the purpose of training in the manufacturing process for the Goods and the Console Services, which shall include but not be limited to, (i) allowing KDI’s employees to observe and video tape the manufacture of the Goods in Nuwellis’s facility, (ii) instruction on the manufacturing process for the Goods, (iii) manufacturing and assembly training, and (iv) training on inspection of the Goods and how to address common concerns regarding the Goods and the Console Services.

(b)       Nuwellis shall, in a timely manner, transfer the Designated Assets to the KDI Facility.  The Parties agree that the transfer of the Designated Assets to the KDI Facility shall occur in phases.

(c)        Nuwellis shall provide KDI with access to all information necessary for KDI to perform the services hereunder, to manufacture the Goods during the Term, and to provide the Console Services.  If KDI, in its sole discretion, determines that documentation needs to be transferred or copied from Nuwellis, Nuwellis shall promptly provide such documentation at KDI’s cost.

(d)       Nuwellis shall provide KDI with all other such technical support as is reasonably necessary in order for KDI to manufacture the Products during the Term.

(e)       As between KDI and Nuwellis, Nuwellis shall at all times be responsible for the regulatory approvals or product registrations required to manufacture, promote, market, distribute, and sell the Goods.  During the Term, Nuwellis shall be the owner of the Specifications.

(f)        The Parties shall use reasonable efforts to ensure that initial production runs for Goods manufactured by KDI can be used for validation of manufacturing of the Goods at the KDI Facility.  To the extent additional builds and/or testing are reasonably necessary beyond normal production activities, the Parties shall work together on a plan for such activities, Nuwellis will provide any necessary materials and reimburse KDI for any testing expenses, and KDI will provide resources to execute.

(g)       Upon exhaustion of any one of the raw materials under Section 2.1(e), Nuwellis shall provide KDI with a mutually agreed upon security deposit for KDI to purchase raw materials for its activities under this Agreement equivalent to the quote received from KDI’s supplier for such raw materials  and which KDI agrees to keep segregated from its other operating cash and to designate that amount as a Nuwellis security deposit .

2.5          Nuwellis shall provide [***] to KDI no later than August 1, 2025, which KDI shall use to pay any invoices received for the activities performed under Section 2.1.

2.6          KDI shall provide to Nuwellis a credit (“Credit”) in an amount equal to 50% of the Start Up Costs.  The Credit shall be applicable, until exhausted, to any orders of the Aquadex Blood Circuit placed by Nuwellis hereunder [***]. If at the time of the expiration or earlier termination of this Agreement the Credit has not been exhausted, then KDI will be under no obligation to pay Nuwellis the remainder of KDI’s share of the Start Up Costs.

2.7          Upon completion of the activities under Section 2.1, the Parties shall conduct a true-up process to reconcile any discrepancies between the contributions made by each Party and the actual costs.  If the actual costs exceed the contributions made by each Party, Nuwellis will provide its fifty (50) percent share in additional cash.  If the actual costs are less than the contributions made by each Party, any remaining cash provided by Nuwellis under Section 2.5 will be applied as a credit to invoices for Purchase Orders.

3.         Manufacture and Supply of Goods; Performance of Console Services.

3.1          During the Term, KDI agrees to manufacture and supply the Goods to Nuwellis, and to perform the Console Services, in accordance with the Specifications and the terms and conditions of this Agreement.

3.2          Forecasts.   On or before the first day of each calendar quarter during the Term of this Agreement, Nuwellis shall provide KDI with a twelve-month non-binding written forecast covering its good faith anticipated purchases of Products for the period commencing on the first day of the next calendar quarter.

3.3          Prices

(a)       Goods.  The prices for the Goods purchased are set forth in Exhibit B, and the Parties agree to use volume-based pricing for the Goods.  Unit pricing is based on material and sterilization cost assumptions listed in Exhibit B.  For supply of the goods from the Effective Date of this Agreement until December 31, 2025, the Parties will determine initial pricing tier for the first partial and subsequent full calendar year of this agreement based on average shipment volume for the 3 calendar months preceding the effective date of this agreement as provided by Nuwellis. Starting with second full calendar year, purchase orders within the same calendar year will reflect price based on volumes delivered previously during the calendar year.  In the first quarter of the next calendar year, Nuwellis will receive a cash rebate for any overcharges based on total volume of Goods delivered in the preceding calendar year if Nuwellis has not received the full benefit of the volume discounts for all Goods delivered in such calendar year.

(b)       Console Services.  The prices for the Console Services are set forth in Exhibit C.

(c)       Pricing Changes.  KDI reserves the right to increase the prices at any time, in good faith, due to material costs, labor costs, or other taxes and fees (including, but not limited to tariffs) applicable to the Goods or the Console Services. Any price increases from KDI’s suppliers or sterilization vendor will be passed on directly as price increases to Nuwellis following KDI’s delivery of third party documentary evidence of such price increase upon Nuwellis’s reasonable request. Nuwellis and KDI will collaborate, in good faith, and to the extent possible on yield improvements and other activities to reduce the need for such increases.

3.4          Purchase Orders.

(a)       Nuwellis agrees to place annual Purchase Orders for the Goods with multiple releases per a mutually agreed upon schedule. Each Purchase Order must be given in writing, specify the type and quantity of Goods ordered, and specify the Delivery Location.

(b)       For Console Services, an open Purchase Order will be placed, and any Console Services provided will be invoiced upon completion of such service.

(c)       KDI will  assign a number to each Purchase Order it accepts (Order Number) and notify those Order Numbers to Nuwellis together with the Delivery Date by which the Goods specified in a Purchase Order will be ready for collection or shipment.  Each party must use the relevant Order Number in all subsequent correspondence relating to the Purchase Order.

(d)       If there are any changes to the Specifications during the Term, Nuwellis agrees to notify KDI prior to the issuance of a Purchase Order. If the change to the Specifications is identified after the Purchase Order  placement, Nuwellis will be responsible to compensate KDI for any extra expense associated with the change implementation.

(e)       If sub-contracting the supply of a Purchase Order is considered, KDI agrees to notify Nuwellis of that fact prior to the acceptance of a Purchase Order and obtain Nuwellis’s prior written approval.

(f)       The Parties intend for the express terms and conditions contained in this Agreement (including any Schedules and Exhibits hereto) and in any Purchase Order that are consistent with the terms and conditions of this Agreement to exclusively govern and control each of the Parties' respective rights and obligations regarding the manufacture, purchase, and sale of the Goods, and the Parties' agreement is expressly limited to such terms and conditions. Notwithstanding the foregoing, if any terms and conditions contained in a Purchase Order conflict with any terms and conditions contained in this Agreement, the applicable term or condition of this Agreement will prevail and such contrary terms will have no force or effect. Except for such contrary terms, the terms and conditions of all Purchase Orders are incorporated by reference into this Agreement for all applicable purposes hereunder. Without limitation of anything contained in this Section 3.4(f), any additional, contrary, or different terms contained in any Confirmation or any of KDI's invoices or other communications, and any other attempt to modify, supersede, supplement or otherwise alter this Agreement, are deemed rejected by both Parties and will not modify this Agreement or be binding on the Parties unless such terms have been fully approved in a signed writing by authorized Representatives of both Parties.

(g)       KDI will use reasonable efforts to optimize its own supply chain and raw materials procurement in order to meet the terms and conditions this Agreement.

3.5          If requested by Nuwellis, KDI agrees to provide signed comprehensive reports and certificates (where appropriate) within ten (10) Business Days of providing the Goods or the Console Services.

3.6          Exclusivity.  KDI is the exclusive supplier of the Goods to Nuwellis during the Term, and KDI is the only contract manufacturer permitted by Nuwellis to manufacture the Goods globally or to perform the Console Services in the US. Nuwellis is not subject to any obligation to purchase a minimum quantity of Goods and has not made any express or implied representation as to the volume or value of Goods that it may purchase during the Term.

3.7          Sterilization & Distribution Responsibilities.  Sterilization and distribution responsibilities between the Parties are set forth on Exhibit D.

4.         Shipment, Delivery, Acceptance, and Inspection.

4.1          Shipment and Delivery Requirements. Aside from the raw materials provided by Nuwellis under Section 2.1, KDI shall procure materials for, fabricate, assemble, pack, mark, and ship Goods to the Delivery Location according to the Specifications, and the applicable Purchase Order. If KDI experiences delays beyond KDI’s control, both parties agree to collaborate to (a) revise the Delivery Date and (b) if necessary, agree on expedited or priority delivery to the Delivery Location.  Upon mutual agreement by the Parties in writing, KDI may make partial shipments of Goods to the Delivery Location. Furthermore, KDI is not responsible for delays caused by the sterilization vendor.

4.2          Transfer of Title and Risk of Loss.

(a)       Title to Goods shipped under any Purchase Order passes to Nuwellis upon delivery of the Goods to the Delivery Location.  Title will transfer to Nuwellis even if KDI has not been paid for such Goods, provided that Nuwellis will not be relieved of its obligation to pay for Goods in accordance with the terms hereof.

(b)       Notwithstanding any agreement between Nuwellis and KDI concerning transfer of title, risk of loss to Goods shipped under any Purchase Order passes to Nuwellis upon receipt and acceptance by the sterilization vendor at the Delivery Location, and KDI will bear all risk of loss or damage with respect to Goods until the sterilization vendor's receipt and acceptance of such Goods in accordance with the terms hereof.

4.3          Packaging and Labeling. KDI shall properly pack, mark, and ship Goods as instructed by Nuwellis and otherwise in accordance with applicable Law and industry standards, and shall provide Nuwellis with shipment documentation showing the Purchase Order number, KDI's identification number for the subject Goods, the quantity of pieces in shipment, the number of cartons or containers in shipment, KDI's name, and the bill of lading number.

4.4          Materials Disclosure. Upon Nuwellis's written request, KDI shall promptly provide to Nuwellis, in such form and detail as Nuwellis requests, a list of all materials incorporated in the Goods, the amount of such materials, and information concerning any changes in or additions to such materials.  For each shipment of Goods, KDI shall provide Nuwellis, in writing, sufficient advance warning and notice (in addition to including appropriate labels on Goods, containers, and packing) of any hazardous or restricted material that is a component or a part of the shipment, together with such special handling instructions as may be necessary to advise logistics providers, handlers of the Goods and personnel of how to exercise that measure of care and precaution that will comply with any applicable Laws and prevent bodily injury or property damage in the handling, transportation, processing, use or disposal of the Goods, containers, and packing.

4.5          Inspection. Goods are subject to Nuwellis's inspection and approval or rejection notwithstanding Nuwellis's prior receipt of or payment for the Goods. Nuwellis shall have a reasonable period of time, not to exceed fifteen (15) Business Days following delivery of the Goods to the Delivery Location ("Inspection Period"), to inspect all Goods received under this Agreement and to inform KDI, in writing, of Nuwellis's rejection of any Nonconforming Goods. Only products not meeting the Specifications can be rejected. Nuwellis will need to provide a clear reason for rejection and allow KDI ten (10) business days to respond.  The Parties will use good faith and industry standard engineering practices to discuss any disagreements regarding the rejection. If Nuwellis rejects any Nonconforming Goods due to KDI workmanship, Nuwellis may elect to (a) require KDI, at KDI's sole cost, to repair or replace the rejected Goods, (b) repair the Goods itself, or (c) retain the rejected Goods; in each case without limiting the exercise by Nuwellis of any other rights available to Nuwellis under this Agreement or pursuant to applicable Law. Goods that are not rejected within the Inspection Period will be deemed to have been accepted by Nuwellis; provided, however, that Nuwellis's acceptance of any Goods will not be deemed to be a waiver or limitation of KDI's obligations pursuant to this Agreement (or any breach thereof).

4.6          KDI will store raw materials required for near term builds for all Goods under this Agreement. KDI reserves the right to store non-critical components at a qualified off-site warehouse partner.  Any storage of excess obsolete components is the responsibility of Nuwellis.

5.        Payment.

5.1          Invoices. Each invoice must set forth in reasonable detail the amounts payable by Nuwellis under this Agreement and contain the following information, as applicable: a reference to this Agreement; Purchase Order number, KDI's name; KDI's identification number; carrier name; ship-to address; quantity of Goods shipped; number of cartons or containers in shipment; bill of lading number; country of origin; and any other information necessary for identification and control of the Goods. Nuwellis reserves the right to return and withhold payment due to any invoices or related documents that are inaccurate or incorrectly submitted to Nuwellis. The Parties shall seek to resolve any invoice disputes expeditiously and in good faith. Any payment by Nuwellis of an invoice is not an acceptance of any nonconforming element or terms on such invoice or the related Goods.  KDI will invoice Nuwellis for Consumable Goods and the Consoles at the time of shipment from KDI to the Delivery Location; and for the Console Services, when such services are completed.

5.2          Payment. Except for any amounts disputed by Nuwellis in good faith, KDI's accurate and correctly submitted invoices will be payable within thirty (30) days following Nuwellis's receipt of KDI's invoice. Any payment by Nuwellis for Goods will not be deemed acceptance of the Goods or waive Nuwellis's right to inspect.

6.         Term; Termination.

6.1          Term. The term of this Agreement commences on the Effective Date and continues for an initial term of three (3) years (the “Initial Term”), unless earlier terminated pursuant to this Section 6.  This Agreement will automatically renew thereafter for successive one year terms (each a “Renewal Term”, and together with the Initial Term the “Term”) unless (a) a Party provides written notice of non-renewal at least six (6) months prior to the end of the Initial Term or the then-current Renewal Term or (b) earlier terminated pursuant to Section 6.2 or 6.3.

6.2          Termination for Start-Up Costs.   If Nuwellis fails to pay KDI the [***]  by August 1, 2025 as required under Section 2.5, this Agreement immediately terminates.

6.3          Termination for Cause.  Without affecting any other right or remedy available to it, either party may terminate this agreement with immediate effect by giving written notice to the other party if:

(a)        the other party fails to pay any undisputed amount due under this agreement on the due date for payment and remains in default not less than sixty (60) days after being notified in writing to make such payment;

(b)        other than as provided in Section 6.3(a), the other party commits a material breach of any term of this agreement and that breach is irremediable or (if that breach is remediable) fails to remedy that breach within reasonable timeline not to exceed sixty (60) days.

(c)        the other party repeatedly breaches any of the terms of this agreement in such a manner to reasonably justify the opinion that its conduct is inconsistent with it having the intention or ability to give effect to the terms of this agreement; or

(d)       the other party (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not dismissed or vacated within sixty (60) days after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or (v) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business;

(e)       the other party ceases to carry on business or threatens to do so, other than in accordance with the terms of this agreement; or

(f)        anything occurs under the law of any jurisdiction which has a substantially similar effect to any of the events set out in paragraphs (d) to (e) of this Section 6.3.

6.4          [Reserved].

6.5          Effect of Termination.  On termination or expiration of this Agreement, all amounts owed to KDI by Nuwellis under this Agreement become immediately due and payable, KDI shall have any and all rights triggered by the termination or expiration of this Agreement, and each party must promptly:

(a) return to the other party all documents and materials (and any copies) containing the other party's Confidential Information;

(b) erase all the other party's Confidential Information from its computer systems (to the extent possible); and

(c) on request, certify in writing to the other party that it has complied with this Section 6.5.

6.6          Survival. Subject to the limitations and other provisions of this Agreement: Section 6.5, Section 6.6, and Sections 9-15 of this Agreement will survive the expiration or earlier termination of this Agreement.

7.         Quality

7.1          Quality Requirements.

(a)       KDI Quality Management System.  KDI shall operate a quality management system (“KDI QMS”) in compliance with the relevant requirements, in accordance with the terms of this Agreement and KDI’s procedures.  The KDI QMS shall have a change control process for the Goods.  KDI will notify Nuwellis of changes in writing, and any such changes will have to be approved by Nuwellis. The KDI QMS shall include processes for reporting and investigation of non-conformances and implementation of corrective and preventative actions.

(b)       Non-Conformances.  KDI will promptly notify Nuwellis of non-conformances and investigations that impact the quality of the Goods.  In the event of non-conformances that impact the quality of the specific name product or services associated with the supply of product/service name, KDI will notify Nuwellis in writing as soon as practicable.

(c)        Compliance Requirements.  In supplying the goods, KDI shall comply with Nuwellis’s quality procedures as communicated to KDI in writing; the KDI QMS; ISO 13485; and any other applicable ISO or similar standards communicated to KDI in writing.

(d)       Licenses and Permits.  Other than as provided at Section 2.4(e) and Section 2.6, KDI will maintain all licenses, permits, certifications, and other regulatory authorizations necessary to manufacture the Goods on behalf of Nuwellis. KDI will comply with all such licenses, permits, certifications and authorizations, together with any other laws or regulations which are applicable to its performance of services (including the Console Services) under this agreement. Copies of these licenses, permits, certifications and other government authorizations shall be provided to Nuwellis upon request. Any changes to any licenses, permits, certifications and authorizations, which impact on KDI’s ability to perform the services and supply the Goods in accordance with this agreement, will be communicated to Nuwellis in writing and within five (5) days of KDI being notified of the change.

(e)       Quality Audits.  Nuwellis, or suitably qualified persons delegated by Nuwellis, will have the right to conduct one (1) quality audit of KDI per year, or as deemed necessary, in good faith, by Nuwellis. Nuwellis will provide at least fifteen (15) Business Days’ notice of the audit inspection to KDI. KDI will cooperate with Nuwellis and provide Nuwellis with access to records and the facility, in compliance with KDI procedure. Nuwellis will provide KDI with an audit report within 1 month of the audit inspection. KDI will provide Nuwellis with a response within the timeframe specified in the audit report. KDI will conduct internal audits in accordance with KDI quality management system and internal audit program.

(f)        Regulatory Agency Audits.  KDI will assist and co-operate with Nuwellis in the event of regulatory agency audits. KDI acknowledges that it is a critical supplier to Nuwellis and may be subject to unannounced audits by Nuwellis’ Notified Body. However, where possible, Nuwellis will provide written notification to KDI of regulatory agency audits specific to Nuwellis . Nuwellis is responsible for the receipt of, and the response to, regulatory agency audit reports specific to the material/service used for the manufacture of Finished Devices.

(g)       Records.  KDI will maintain records related to its manufacture of the Goods in accordance with its documented procedures. Regulations require the retention of all records associated with the Goods used in the manufacture of Nuwellis’s products to be held for the useful life of the product, therefore records must be kept indefinitely. Electronic records storage will be acceptable. Nuwellis will review sterilization records on receipt of each shipment of the Goods and authorize release of the Goods from quarantine for distribution. Non-conforming Goods may not be accepted for delivery and will not be released from quarantine unless all quality parameters can be satisfied.  KDI will provide Nuwellis with access to all records and associated documentation, relevant to each material name shipment on request.

(h)       Personnel.  KDI will only permit trained and competent operators, evidenced by training records, to participate in the manufacture and supply of the Goods.

(i)        Subcontracting.  KDI may not subcontract the Goods or the manufacture and supply of the Goods. For the avoidance of doubt, this clause does not apply to the routine provision of services, such as freight services, by KDI’s suppliers.

(j)        Health & Safety Requirements.  KDI will operate in compliance with all local, state and federal statutory health, safety and environmental legislation applicable at the relevant KDI facility locations

(k)        Qualification, Testing and Validation.  Nuwellis is responsible for qualification of the Goods. KDI shall ensure that the Goods meet the Specifications and that all products or services used by KDI that impact the Goods are appropriately qualified and approved in accordance with the KDI QMS.  KDI is responsible for validation of the Goods in accordance with the Specifications and the KDI’s validated processes and parameters.

(l)        Responsibilities.  Responsibilities are delegated in accordance with the terms of this agreement.

7.2          Duty to Advise. Notwithstanding any of the foregoing, KDI shall promptly provide written Notice to Nuwellis of any of the following events or occurrences, or any facts or circumstances reasonably likely to give rise to any of the following events or occurrences: (a) any failure by KDI to perform any of its obligations under this Agreement; (b) any delay in delivery of Goods; (c) any defects or quality problems relating to Goods; (d) any change in Control of KDI; (e) any deficiency in Nuwellis specifications, samples, prototypes or test results relating to this Agreement; or (f) any failure by KDI, or its subcontractors or common carriers, to comply with Law. In addition, KDI shall promptly notify Nuwellis in writing of any change in KDI's authorized Representatives, insurance coverage, or professional certifications. Nuwellis is solely responsible for its design and clinical product performance of the Goods. If any performance weaknesses are identified, Nuwellis will be solely responsible for developing improvements to the Goods and to inform KDI of any resulting changes to the Specifications.  KDI will implement the updated Specifications accordingly.  Upon request from Nuwellis, KDI may, in its sole discretion, participate in product improvement projects.  Such requests will be evaluated on case-by-case basis and a separate quotation will be prepared by KDI for Nuwellis for such services.

8.        Compliance with Laws.

8.1          Compliance. Each Party shall at all times comply with all Laws applicable to this Agreement and the performance of its obligations hereunder.  Upon a Party's reasonable request, with the other Party shall provide (a) written certification of its compliance with applicable Laws; (b) where applicable, written certification of the origin of any materials in the Goods; and (c) any additional information regarding the Goods or Console Services reasonably requested.

8.2          Permits, Licenses, and Authorizations. Each Party shall obtain and maintain all Permits necessary for the exercise of its rights and performance of the Party's obligations under this Agreement, including any Permits required for the import of Goods or any raw materials and other manufacturing parts used in the production and manufacture of the Goods, and the shipment of hazardous materials, as applicable.

9.         Representations and Warranties; Product Warranty.

9.1          Each party represents and warrants to the other party that: (a) it has the full right, power, and authority to enter into this Agreement, to grant the rights and licenses granted hereunder and to perform its obligations hereunder; and (b) when executed and delivered by such party, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

9.2          Limited Product Warranty. Except for sterilization activities performed by any subcontractor of KDI or Nuwellis, KDI warrants that each of the Goods manufactured by KDI will (a) conform to the Specifications, which are owned by Nuwellis; (b) be free from defects in workmanship under normal use for the shelf life of the Consumables Goods or for 1 year for the Consoles; (c) comply at the time of delivery with all applicable Laws for a period of one year.  EXCEPT AS PROVIDED IN THIS SECTION 9.2 OR AS PROHIBITED BY APPLICABLE LAW, KDI EXCLUDES ALL OTHER PRODUCT WARRANTIES, WHETHER EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9.3          Withdrawal or Recall of Goods. If Nuwellis, any of Nuwellis's customers or any Governmental Authority determines that any Goods are Defective and a recall campaign is necessary, Nuwellis will have the right to implement such recall campaign and return Defective Goods to KDI or destroy such Goods, as determined by Nuwellis in its reasonable discretion.  Such recall will be at Nuwellis’s sole cost and risk.  To the extent that the Goods are Defective and are Non-Conforming Goods due to KDI workmanship, KDI will cooperate with such recall, but its liability at all times shall be limited by Section 11.

10.       Indemnification.

10.1        Subject to the terms and conditions of this Agreement, KDI shall indemnify, defend and hold harmless Nuwellis and its officers, directors, employees, agents, Affiliates, successors, and permitted assigns (collectively, "Indemnified Parties") against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by any Indemnified Party as a result of any third-party Claim (collectively, "Losses"), to the extent arising out of, relating to, or resulting from: (a) a breach of any of KDI's representations, warranties, or covenants set forth in this Agreement; (b) any negligent or more culpable act or omission of KDI or any of its Representatives (including any recklessness or willful misconduct) in connection with KDI's performance under this Agreement; or (c) any bodily injury, death of any Person or damage to real or tangible personal property caused by the acts or omissions of KDI or any of its Representatives.

10.2        Subject to the terms and conditions of this Agreement, Nuwellis shall indemnify, defend and hold harmless KDI and its  officers, directors, employees, agents, Affiliates, successors, and permitted assigns (collectively, "Indemnified Parties") against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by any Indemnified Party as a result of any third-party Claim (collectively, "Losses"), to the extent arising out of, relating to, or resulting from: (a) the Specifications; (b) use of the Goods or the consoles following Console Services, including where such use is outside of their approved or cleared indication; (c) a breach of any of Nuwellis’s representations, warranties, or covenants set forth in this Agreement; (d) any negligent or more culpable act or omission of Nuwellis or any of its Representatives (including any recklessness or willful misconduct) in connection with Nuwellis’s performance under this Agreement; (e) any bodily injury, death of any Person or damage to real or tangible personal property caused by the Goods; or (f) Nuwellis’s infringement of any third party’s Intellectual Property Right.

11.       LIMITATIONS ON LIABILITY. EXCEPT FOR LIABILITY ARISING FROM A PARTY’S INDEMNIFICATION OBLIGATIONS,  LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT SHALL EITHER PARTY OR ITS REPRESENTATIVES BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT IT WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.  IN ANY EVENT, KDI SHALL ONLY BE LIABLE FOR DAMAGES RELATED TO KDI’S WORKMANSHIP (AND NOT THE SPECIFICATIONS) AND THE TOTAL LIABILITY OF KDI SHALL BE LIMITED TO THE TOTAL AMOUNT RECOVERABLE BY KDI UNDER ITS APPLICABLE INSURANCE POLICIES UP TO A MAXIMUM OF $1 MILLION USD.

12.       Intellectual Property. Each of the Parties acknowledges and agrees that each Party retains exclusive ownership of its Intellectual Property Rights.

13.       Confidentiality.

13.1        Scope of Confidential Information. From time to time during the Term, either Party (as the "Disclosing Party") may disclose or make available to the other Party (as the "Receiving Party") information about its business affairs, goods and services (including any Forecasts), confidential information and materials comprising or relating to Intellectual Property Rights, trade secrets, third-party confidential information, and other sensitive or proprietary information. Such information, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as "confidential", constitutes "Confidential Information" hereunder. Confidential Information does not include information that at the time of disclosure and as established by documentary evidence (a) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 13 by the Receiving Party or any of its Representatives; (b) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; (c) was known by or in the possession of the Receiving Party or its Representatives prior to being disclosed by or on behalf of the Disclosing Party; (d) was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party's Confidential Information; or (e) is required to be disclosed pursuant to applicable Law.

13.2        Protection of Confidential Information. The Receiving Party shall (a) protect and safeguard the confidentiality of the Disclosing Party's Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (b) not use the Disclosing Party's Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (c) not disclose any such Confidential Information to any Person, except to the Receiving Party's Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.  The Receiving Party shall be responsible for any breach of this Section 2 caused by any of its Representatives.

13.3        Financial Terms.  Without the prior written approval of the other Party, neither Party shall disclose the financial terms of this Agreement to a third party, except for attorneys or accountants who must be bound to keep the financial terms of this Agreement confidential and except as required by applicable law.

13.4        Publicity.  Notwithstanding anything to the contrary, neither Party shall disclose the terms of this Agreement nor issue or make any press release or other public announcement regarding this Agreement or its subject matter without the other Party’s prior written consent, except as, in the opinion of the disclosing Party’s attorney, required under applicable Laws or Governmental Authority (including any required Securities Exchange Commission or similar regulatory filings).  In the event that a Party is, in the opinion of its attorney, required to make the press release or public disclosure, such Party shall submit the release or disclosure in writing to the other Party prior to issuing the press release or making the public announcement.

14.       Insurance. During the Term and for a period of three (3) years thereafter, each Party shall, at its own expense, maintain and carry in full force and effect commercial general liability insurance (including product liability) in a sum no less than $1,000,000 per occurrence with financially sound and reputable insurers. Upon a Party's reasonable request, the other Party shall provide a certificate of insurance evidencing the insurance coverage specified in this Section. The certificate of insurance of a Party shall name the other Party  as an additional insured and loss payee.

15.          General Provisions.

15.1        Further Assurances. Upon a Party's reasonable request, the other Party  shall, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.

15.2        Relationship of the Parties. The relationship between KDI and Nuwellis is solely that of vendor and vendee and they are independent contracting parties. Nothing in this Agreement creates any agency, joint venture, partnership, or other form of joint enterprise, employment, or fiduciary relationship between the Parties. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement, or undertaking with any third party.

15.3        Entire Agreement. This Agreement, including and together with any related exhibits, schedules, and the applicable terms of any Purchase Orders, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

15.4        Notices. All legal notices, claims, demands or consents under this Agreement (each, a "Notice") must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this section). All Notices must be delivered by personal delivery, nationally recognized overnight courier, certified or registered mail (in each case, return receipt requested, postage prepaid), or by email. Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the Notice has complied with the requirements of this Section.

Notice to KDI:	14150 Northdale Blvd. Rogers, MN 55374

Email: [***]

Attention: CEO

Notice to Nuwellis:	12988 Valley View Road Eden Prairie, MN 55344

Email: [***]
Attention: Director of Operations

15.5        Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

15.6        Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

15.7        Amendment and Modification. No amendment to this Agreement is effective unless it is in writing and signed by a duly authorized representative of each Party.

15.8          Waiver.  No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set out in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

15.9        Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise.  Each Party acknowledges and agrees that money damages might not be a sufficient remedy for any breach or threatened breach of the confidentiality obligations of this Agreement by such Party or its Representatives. Therefore, in addition to all other remedies available at law (which neither Party waives by the exercise of any rights hereunder), the non-breaching Party may  be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any such breach or threatened breach of the confidentiality obligations in this agreement.

15.10      Assignment. Neither party assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed. Any purported assignment or delegation in violation of this Section is null and void. No assignment or delegation relieves the assigning or delegating Party of any of its obligations under this Agreement.

15.11      Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns.  This Agreement benefits solely the parties to this Agreement and their respective permitted successors and permitted assigns, and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

15.12      Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Minnesota. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of, and agrees to bring any such action, litigation or proceeding only in, District of Minnesota or, if such court does not have subject-matter jurisdiction, the courts of the State of Minnesota sitting in Hennepin County. Each Party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

15.13      Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together is deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

15.14      Force Majeure. No Party shall be liable or responsible to the other Party, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such party's (the "Impacted Party") failure or delay is caused by or results from the following force majeure events ("Force Majeure Event(s)"): any act of God, flood, fire, drought, earthquake, landslide, storm, lightning strike, cyclone or other natural disaster; epidemic or pandemic; war, threat of or preparation for war, armed conflict, imposition of sanctions, embargo, blockade or breaking off of diplomatic relations; terrorist attack, civil war, civil commotion or riots; sabotage, malicious damage or vandalism; nuclear, chemical or biological contamination; collapse of buildings,  explosion or accident, (other than in the case of a party's fraud, negligence or willful misconduct); interruption, material reduction in the rate of, or failure of any utility service (other than where the interruption, reduction or failure of that utility service is caused by an act or omission of the Impacted Party). The Impacted Party shall give notice within ten (10) Business Days of the Force Majeure Event to the other Party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party's failure or delay remains uncured for a period of ten (10) consecutive Business Days following written notice given by it under this Section, the other Party may thereafter terminate this Agreement upon one (1) Business Day’s written notice without liability to the Impacted Party; provided that payment for Goods sold prior to the date of termination shall be remitted in accordance with the terms and conditions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.
KLUGE DESIGN, LLC

By	/s/ Vitaly Epshteyn
Name: Vitaly Epshteyn
Title: CEO
Date: 5-9-2025

NUWELLIS, INC.

By	/s/ John Erb
Name: John Erb
Title: CEO
Date: 5-9-2025

EXHIBIT A

START UP ACTIVITIES

[***]

EXHIBIT B

PRICES – GOODS

[***]

EXHIBIT C

PRICES – SERVICES

[***]

EXHIBIT D

STERILIZATION & DISTRIBUTION RESPONSIBILITIES

[***]